EXHIBIT 99.1
Consent of Independent Valuation Expert

Carter Validus Mission Critical REIT II, Inc.:

We hereby consent to the reference to our name and description of our role in the valuation process of certain real estate assets of Carter Validus Mission Critical REIT II, Inc. (the “Company”), as of October 31, 2019, referred to in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (File No. 000-55435), and to be incorporated by reference in any Registration Statement on Form S-3 of the Company, including the Company's Registration Statement on Form S-3 (File No. 333-235469). In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
March 27, 2020